Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-1 of Centessa Pharmaceuticals plc pursuant to Rule 462(b) of the Securities Act of 1933 of our reports dated March 12, 2021, relating to the financial statements of Palladio Biosciences, Inc.; Inexia Limited; Janpix Limited; Pega-One S.A.S.; PearlRiver Bio GmbH; Orexia Limited; Capella Bioscience Limited; and ApcinteX Limited, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Frazier & Deeter, LLC

Tampa, Florida

May 27, 2021